EXHIBIT 10.1                                Employment Agreement by and among Findex.com, Inc., EcoSmart Acquisition Corp., and Steven Malone dated July 23, 2014

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of July 23, 2014, between FindEx.com, Inc., a Nevada corporation (“Findex”) and ESCT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Findex (jointly with Findex, the “Corporation”), and Steven Malone (“Mr. Malone”).

WHEREAS, Mr. Malone desires to become employed by the Corporation as a senior level corporate executive pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Corporation desires to employ Mr. Malone in such capacity pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Balance Sheet” – a balance sheet as of the ending date of any given Fiscal Year included in any Financial Statements.

“Board of Directors” – as of any given point in time, the board of directors of the Corporation.

“FCF” – for any given Fiscal Year, Free Cash Flow.

“Financial Statements” – for any given Fiscal Year of the Corporation, the financial statements of the Corporation, inclusive of the footnotes thereto, audited by the independent auditors for the Corporation last to issue a corresponding audit report in relation thereto, and for which no resolution or other formal conclusion has been subsequently reached by the Board of Directors that reliance thereon would be ill-advised, without regard to whether such conclusion has been communicated to the public by way of current report on SEC Form 8-K or otherwise.

“Fiscal Year” – for purposes of financial reporting, the fiscal year of the Corporation, or, if the Corporation uses the calendar year, the calendar year.

“Free Cash Flow” – for any given Fiscal Year, NI + NRWDRC – NRG + NCC – NCDOB + NCWC – GCPX + NDS.

“Growth CapEx” – for any given Fiscal Year, the aggregate capital expenditures for property, plant, equipment and other fixed assets that the Corporation must reasonably but minimally make, as determined in good faith by the Board of Directors in advance of each then upcoming Fiscal Year, in order to continue to develop the Corporation’s reasonably targeted long-term revenue growth and competitive position.

“GCPX” – for any given fiscal period, Growth CapEx.

“Income Statement” – an income statement for any given Fiscal Year included in any Financial Statements.

“NCC” – for any given Fiscal Year, Non-Cash Charges.

“NCDOB” – for any given Fiscal Year, Non-Cash Deferrals and Other Benefits.

“NCWC” – for any given Fiscal Year, the Net Change in (Non-Cash) Working Capital.

“NDS” – for any given Fiscal Year, Net Debt Service.

“Net Change in (Non-Cash) Working Capital” – Working Capital, as of any Balance Sheet date, minus Working Capital as of the Balance Sheet date for the subsequent fiscal or other comparable reporting period.

“Net Debt Service” – the sum of any principal debt paydown and corresponding interest payments minus corresponding interest tax deductions.

“Net Income” for any given Fiscal Year, the after-tax net income of the Corporation, calculated in accordance with generally accepted accounting principles, as reflected in the Income Statement.

“NI” – for any given Fiscal Year, Net Income.

“Non-Cash Charges” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any depreciation and amortization expense and any shared-based compensation expense.

“Non-Cash Deferrals and Other Benefits” – for any given Fiscal Year, and as reflected on the Income Statement therefor, the sum of any tax benefits from stock options and any deferred income tax benefit.

“Non-Recurring Gains” – any gains reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“Non-Recurring Write-Downs and Restructuring Charges” – any asset write-downs and/or restructuring charges reflected in the Financial Statements which, by their nature, did not occur in the ordinary course of business and could not reasonably be expected to recur annually.

“NRG” – for any given Fiscal Year, Non-Recurring Gains.

“NRWDRC” – for any given Fiscal Year, Non-Recurring Write-Downs and Restructuring Charges.

“Term” – the term of this Agreement as set forth in Section 3 hereof.

“Termination for Cause” – termination by the Corporation of Mr. Malone’s employment for reason of (i) Mr. Malone’s willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Mr. Malone’s willful breach of any term or provision of this Agreement; or (iii) the commission by Mr. Malone of any act or any failure by Mr. Malone to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

“Termination other than for Cause” – termination by the Corporation of Mr. Malone’s employment other than a Termination for Cause.

“Voluntary Termination” – termination by Mr. Malone of Mr. Malone’s employment by the Corporation and shall exclude termination by reason of Mr. Malone’s death or disability as described in Sections 3.5 and 3.6.

“Working Capital” – as drawn from the Balance Sheet for any given fiscal period ended, current assets exclusive of cash minus current liabilities.

2.           Duties.  During the term of this Agreement, Mr. Malone agrees to be employed by and to serve the Corporation as President, and the Corporation agrees to employ and retain Mr. Malone in such capacity.  Mr. Malone shall devote his reasonable best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Mr. Malone may undertake such additional charitable and business activities as would not be unreasonable for a full-time senior level corporate executive with comparable responsibilities to Mr. Malone’s employed by a company reasonably comparable to the Corporation.  In the performance of his duties hereunder, Mr. Malone shall at all times be subject to the reasonable directions of the Board of Directors.

3.           Term of Employment.

3.2           Basic Term.  The term of employment of Mr. Malone by the Corporation shall terminate, unless extended by mutual written agreement of Office and the Corporation, or unless earlier terminated in accordance with this Agreement three (3) years from the date hereof.

3.3           Termination for Cause.  Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Mr. Malone.  Upon Termination for Cause, Mr. Malone shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination, but Mr. Malone shall not be paid any other compensation of any kind, including without limitation, severance compensation.

3.4           Termination Other than for Cause.  Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Mr. Malone and tendering immediately therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay, through the date of termination in addition, the Corporation shall pay Mr. Malone severance compensation as provided in Section 4 of this Agreement.  Mr. Malone shall be entitled to no other compensation of any kind.

3.5           Termination by Reason of Disability.  In the event that Mr. Malone should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three (3) months, the Corporation shall have the right to terminate Mr. Malone’s employment hereunder by written notification to Mr. Malone and payment to Mr. Malone of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay.  In addition, in the event of a termination for the disability of Mr. Malone, the Corporation shall pay to Mr. Malone severance compensation as provided in Section 4 of this Agreement until the later to occur of (i) one year, or (ii) the expiration of Mr. Malone’s employment as provided in section 3.2 of this Agreement.

3.6           Death.  In the event of Mr. Malone’s death during the term of this Agreement, Mr. Malone’s employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation days, through the date of termination.  In addition, in the event of termination for reason of the death of Mr. Malone, the Corporation shall pay to Mr. Malone’s spouse, if she survives him, or, if Mr. Malone is not married on the date of his death, then to his estate, severance compensation as provided in Section 4 of this Agreement until the earliest of (i) the expiration of one year from the date of Mr. Malone’s death, or (ii) if Mr. Malone is married on the date of his death, the date of death of such spouse, or (iii) the expiration of Mr. Malone’s employment as provided in Section 2.2 of this Agreement.

3.7           Voluntary Termination.  In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expense and taxes as specifically provided in this Agreement and vacation days, through the date of termination, but no other compensation of any kind, including without limitation severance pay.

4.           Salary and Benefits.

4.1           Base Salary.  As compensation for the services rendered by Mr. Malone as provided in Section 2 of this Agreement, and subject to the terms and conditions of Section 3 of this Agreement, the Corporation agrees to pay Mr. Malone a base annual salary of not less than one hundred and sixty two thousand five hundred dollars ($162,500), payable in such periodic installments as the Board of Directors may establish from time to time for senior management, until the first (1st) anniversary of the effective date of this Agreement.  The base salary payable to Mr. Malone for each remaining year of the Term following the first (1st) anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors; provided, however, that such base salary be no less than one hundred and sixty two thousand five hundred dollars ($162,500) for any given year during the Term.

4.2           Bonuses.  In addition to the base salary payable pursuant to Section 3.1 of this Agreement, for each Fiscal Year ended throughout the Term, the Corporation shall pay Mr. Malone, as an incentive-based bonus, an amount in cash equal to one and one half percent (1.5%) of FCF; provided, however, that such bonus not exceed five hundred thousand dollars ($500,000) for any single Fiscal Year.  Such bonus shall be payable within thirty (30) days of the end of the first fiscal quarter following each such corresponding Fiscal Year ended.

4.3           Employee Benefit Plans.  Mr. Malone shall be eligible to participate in such of the Corporations’ benefit plans as may be established by the Board of Directors and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the Corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

4.4           Lease of Automobile and Related Expenses.  The Corporation shall lease in the Corporation’s name an automobile for Mr. Malone’s use in Florida for an amount up to $550.00 per month, pay a parking allowance to Mr. Malone and, upon furnishing of reasonable receipts and/or other substantiation of payment, shall reimburse Mr. Malone for insurance and other expenses in accordance with the Internal Revenue Service guidelines regarding reimbursement of expenses incurred in connection with the use of an automobile for business purposes.

4.5           Required Travel and Accommodations.  It is hereby acknowledged that Mr. Malone currently resides in the greater Omaha, NE area, and that, for the foreseeable future, Mr. Malone shall be commuting to and from the offices of the Corporation on a weekly or other basis and Mr. Malone shall be entitled to reimbursement by the Corporation for the entirety of his reasonable airfare and hotel or other hospitality accommodations incurred as a result thereof, provided, however, that Mr. Malone promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.6           Vacations; Taxes; Other Business and Travel Expenses.  Mr. Malone will be entitled to vacation periods each year similar to those taken by the Corporation’s other key officers.  Mr. Malone will be allowed up to four (4) weeks.  Mr. Malone will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and other travel, provided, however, that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation, and (b) Mr. Malone promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.7           Deferred Compensation.  Any reduction in the first year base salary, bonus, benefits, auto lease, vacation, expense, or tax reimbursement shall, nonetheless, be carried forward as deferred compensation or reimbursement and be payable in cash in full upon termination of Mr. Malone’s employment, without regard to the reason for such termination.

4.8           Indemnification.  The Corporation shall indemnify and hold harmless Mr. Malone in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Mr. Malone or director of the Corporation to the fullest extent that may be permitted by applicable law.

5.           Severance Compensation.

5.1           Termination other than for Cause.  In the event that Mr. Malone’s employment is terminated in a termination other than for Cause, Mr. Malone shall be paid concurrently with the notice of termination a severance pay an amount equal to his then base salary as would otherwise accrue throughout the remainder of the Term.

5.2           Other Termination.  In the event of a Voluntary Termination or Termination for Cause, neither Mr. Malone nor his estate shall be paid or otherwise entitled to any severance pay.

6.           Non-Competition.

6.1           During the Term of Employment.  During the term of his employment under this Agreement, Mr. Malone shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time.  Notwithstanding the foregoing, Mr. Malone shall be free, without the Corporation’s consent, to purchase or hold as an investment or otherwise, up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity that might be reasonably deemed to be in competition with the businesses of the Corporation.

6.2           After Termination.  In the event of a Voluntary Termination or Termination for Cause, Mr. Malone covenants that he shall not for one (1) year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the Corporation, in any of the same types of businesses as the Corporation is engaged at the time of the termination, it being agreed that the existence of any competitive relationship in the ownership, employment, consultation or other activity of Mr. Malone shall be a matter subject to determination in good faith, albeit exclusively, by the Board of Directors.  Notwithstanding the foregoing, the purchase or holding by Mr. Malone as an investment or otherwise of up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity, that might be reasonably deemed to be in competition with the businesses of the Corporation shall not constitute a breach of the covenant contained in this Section 6.2.

7.           Confidentiality.  Mr. Malone agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the Corporation’s operations, customer lists, financial data, any and all reports to the Corporation by Mr. Malone during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the Corporation) relating to the business or operations of the Corporation or off its affiliates, shall be kept and treated as confidential both during and after the Term, provided, however, that Mr. Malone shall not incur any liability for  disclosure of information which (a) was permitted in writing by the Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.  All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Mr. Malone’s possession at any time during Mr. Malone’s employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation.  This property shall be surrendered to the Corporation upon termination of the employment period or upon request by the Corporation at any other time either before or after such termination, and Mr. Malone agrees not to retain any copies, notes or excerpts thereof.

8.           Copyright.  Mr. Malone agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Mr. Malone as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.

9.           Miscellaneous.

9.1           Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.2           Entire Agreement; Modification.  Except as otherwise expressly provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, writer or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments or entitlements to Mr. Malone from the Corporation.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

9.3           Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

If to the Corporation:                                               FindEx.com, Inc.
                     1313 South Killian Drive
                     Lake Park, FL 33403

If to Mr. Malone:                                                      Steven Malone
                     18151 Lafayette Avenue
                     Elkhorn, NE 68022

Any party may change its address for notices by notice duly pursuant to this Section 9.3.

9.4           Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

9.5           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Mr. Malone and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 9.3.

9.6           Injunctive Relief.  The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 6, 7 or 8 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach.  Accordingly, Mr. Malone agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation may be entitled.

9.7           Attorneys.  In the event legal action in brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and related costs.

9.8           Survival; Non-Assignability.  The Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation.  In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall insure to the benefit of the surviving or resulting Corporation or person.  This Agreement shall be binding upon and insure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Mr. Malone.

9.9           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.10           Severability.  If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

______________________________
                       Steven Malone

COMPANY:

FINDEX.COM, INC.

By: _______________________________
Name:   John Kuehne
Title:     Compensation Committee Chairman

ESCT ACQUISITION CORP.

By: _______________________________
Name:   John Kuehne
Title:     Compensation Committee Chairman